File Pursuant to Rule 424(b)(3)

File Number  333-82134

Supplement to Prospectus Supplement dated March 24, 2008 to Prospectus dated February 26, 2002
22,829,355 Shares
GENERAL GROWTH PROPERTIES, INC.
Common Stock

                                                On March 24, 2008 we issued a prospectus supplement relating to the sale of 22,829,355 shares of General Growth’s common stock, par value $.01 per share. Of the 22,829,355 shares of common stock sold, 2,445,000 shares are being sold to MB Capital Partners III, a partnership consisting of Trusts for the benefit of the descendants of Martin, Matthew and Maurice Bucksbaum, including John Bucksbaum.  Matthew Bucksbaum is our Chairman Emeritus and John Bucksbaum is the Chairman of our Board of Directors and our Chief Executive Officer. The immediately preceding sentence supersedes and replaces the discussion in our prospectus supplement regarding the purchase of our common stock by MB Capital Partners III.

                                                See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in the prospectus supplement, to read about factors you should consider before buying shares of the common stock.

                                                Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this supplement, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Supplement dated March 25, 2008.